Exhibit 2

CEMEX, S.A.B. DE C.V.
NOTICE OF
GENERAL EXTRAORDINARY SHAREHOLDERS MEETING

The Board of Directors of CEMEX, S.A.B. de C.V. has resolved to call the Company’s General Extraordinary  Shareholders Meeting to be held at Auditorio Luis Elizondo, located at 540 Luis Elizondo St., Col. Alta Vista, in the city of Monterrey, Mexico, at 12:45 (twelve forty five) P.M. on March 21 (twenty one), 2013 (two thousand and thirteen), in accordance with the following:

AGENDA

I.
RESOLUTION ON THE PROPOSAL BY THE BOARD OF DIRECTORS TO ISSUE CONVERTIBLE NOTES PURSUANT TO ARTICLE 210 BIS OF THE MEXICAN GENERAL LAW OF CREDIT INSTRUMENTS AND OPERATIONS (LEY GENERAL DE TÍTULOS Y OPERACIONES DE CRÉDITO), WHICH WOULD BE PLACED THROUGH (A) A TENDER AND EXCHANGE OFFER FOR THE CONVERTIBLE NOTES CURRENTLY OUTSTANDING ISSUED BY THE COMPANY THAT WERE OFFERED OUTSIDE OF MEXICO ON MARCH 2010 (DUE 2015), MARCH 2011 (DUE 2016) AND MARCH 2011 (DUE 2018) AND/OR, IF APPLICABLE (B) THEIR PLACEMENT AMONG PUBLIC INVESTORS, USING THE PROCEEDS TO PAY AND CANCEL THE CORRESPONDING CURRENTLY OUTSTANDING CONVERTIBLE NOTES.

THE PROPOSAL INCLUDES THE AUTHORIZATION TO MAKE USE OF ALL OR PART OF THE SHARES CURRENTLY HELD IN TREASURY UNDERLYING THE CONVERSION RIGHTS OF THE CURRENTLY OUTSTANDING CONVERTIBLE NOTES, AS THESE ARE SUBSTITUTED OR REDEEMED, WITH THE PURPOSE OF HOLDING THE SHARES IN TREASURY AND USING THEM TO ENSURE THE CONVERSION OF THE NEW CONVERTIBLE NOTES, UNDER ARTICLE 210 BIS OF THE MEXICAN GENERAL LAW OF CREDIT INSTRUMENTS AND OPERATIONS, WITHOUT THE NEED TO INCREASE THE CAPITAL STOCK NOR ISSUE ADDITIONAL COMMON SHARES.

II.	APPOINTMENT OF THE DELEGATE OR DELEGATES TO FORMALIZE THE APPROVED RESOLUTIONS.

In order to be admitted into the Meeting, shareholders must prove their status by submitting to the offices of the Company Secretary, located at Avenida Ricardo Margáin Zozaya, No. 325, Col. Valle del Campestre, San Pedro Garza García municipality, Nuevo León, with a minimum of 48 (forty-eight) hours before the Meeting, the shares under their name or the corresponding certificates of deposit issued by a credit institution in Mexico or by a market intermediary operating in accordance with the Mexican Securities Market Law. Additionally, in accordance with Article 14 of the Corporate By-Laws, the person to whom the documents evidencing the deposit were issued, must also be registered as a shareholder in the Registry maintained by the Company, and if applicable, in the Significant Participation Registry, and must also comply with the measures designed to prevent the acquisition of shares that would directly or indirectly confer control over the Company, pursuant to Articles 7 and 10 of the Company’s By-Laws.  If the provisions of subsections II.- (A) and II.- (B) of the abovementioned Article 7 are not complied with, the Holder(s) will not be able to exercise the inherent rights of their shares, and will be excluded from the shareholders’ meeting quorum determination. The Company will not register such Holders in the Shareholders Registry referred to in the Mexican General Law of Commercial Companies (Ley General de

Sociedades Mercantiles), and the registry made through the Institute for the Deposit of Securities (Instituto para el Depósito de Valores), if applicable, will not take effect.

The certificates of deposit will be exchanged for admission cards, which shall mention the name of the shareholder and the number of shares he/she holds or represents. The shares held in deposit or the respective certificates will be returned upon the Meeting’s conclusion in exchange for the entrance certificates issued by the Company Secretary. The abovementioned admission cards are required for access to the shareholders meeting.

Stock market intermediaries and other interested parties may collect the proxy forms to be used to attend the Meeting on behalf of shareholders, at the Office of the Company Secretary, located at Ave. Ricardo Margáin Zozaya, No. 325, Col. Valle del Campestre, San Pedro Garza García, Nuevo León.

All Mexican shareholders who have not exchanged their shares for Ordinary Participation Certificates (Certificados de Participación Ordinarios) (CEMEX.CPO), or who do not maintain their shares in an investment account with a financial or stock intermediary, and who are recorded in the Shareholders Registry maintained by the Company, will need to submit their Federal Registry of Taxpayers Certificate to attend the Meeting.

Monterrey, N. L. as of January 31, 2013

Lic. Ramiro Villarreal Morales.
Secretary of the Board of Directors